FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust II

Fund	Fidelity New York Municipal Money Market Fund
Trade Date	7/8/2015
Settle Date	7/15/2015
Security Name	CHEEKTOWAGA NY 1.75% 7/15/16
CUSIP	162879F70
Price	101.285
Transaction Value	$ 946,001.90
Class Size	$ 9,619,000.00
% of Offering	9.710%
Underwriter Purchased From	Jefferies LLC
Underwriting Members: (1)	Jefferies LLC
Underwriting Members: (2)	Morgan Stanley & Co. LLC
Underwriting Members: (3)	Raymond James & Associates, Inc.
Underwriting Members: (4)	Fidelity Capital Markets